UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACCENTIA BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ACCENTIA BIOPHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 28, 2008

To the Shareholders of Accentia Biopharmaceuticals, Inc.:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Accentia Biopharmaceuticals, Inc. (the “Company”), which will be held at the Company’s corporate headquarters, located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida, on February 28, 2008 at 11:00 a.m., local time, and any adjournments or postponements thereof for the following purposes:

1.	To elect two Class III directors to hold office until the 2011 Annual Meeting of Shareholders;

2.	To ratify the Board of Directors’ adoption of the 2008 Equity Incentive Plan; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 16, 2008 will be entitled to vote at the annual meeting. Information relating to the matters to be considered and voted on at the annual meeting is set forth in the proxy statement accompanying this notice. A copy of our annual report for our fiscal year ended September 30, 2007 is also enclosed.

Please read the proxy statement and vote your shares as soon as possible. To ensure your representation at the annual meeting, please complete, date, sign, and return the enclosed proxy, even if you plan to attend the annual meeting. A proxy and a self-addressed stamped envelope are enclosed. If you attend the annual meeting, you may withdraw your proxy and vote in person.

The Board of Directors unanimously recommends a vote “for” the approval of each of the proposals to be submitted at the meeting.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr., M.D.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

January 28, 2008

ACCENTIA BIOPHARMACEUTICALS, INC.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Accentia Biopharmaceuticals, Inc. (the “Company”) for use at the Company’s 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on February 28, 2008 at 11:00 a.m., local time, at Company’s corporate headquarters, located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy forms, together with the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2007, are first being mailed to shareholders entitled to vote at the Annual Meeting on or about January 28, 2008.

QUESTIONS AND ANWERS ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, shareholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. We sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on January 16, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

Who can attend the Annual Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

A majority of the 43,180,576 shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors. With regard to non-routine matters, broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether these matters have been approved. Abstentions will be counted toward the tabulation of votes and will have the same effect as negative notes. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Shareholders who own shares registered directly with the Company’s transfer agent on the close of business on January 16, 2008 can appoint a proxy by mailing their signed proxy card in the enclosed envelope or by transmitting voting instructions over the Internet or by telephone. Any such shareholder who wishes to vote via the Internet can do so by accessing www.proxyvote.com with his or her proxy card in hand, and any such shareholder who wishes to vote by telephone should call 1-800-690-6903 with his or her proxy card in hand. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company that you are revoking your proxy, or by voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to James A. McNulty, Secretary, Accentia Biopharmaceuticals, Inc., 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

What am I voting on?

You are voting on two proposals:

1.	Election of two directors, with the following as the Board’s nominees:

•	Steven R. Arikian (nominated as a Class III director with a term to end at the 2011 Annual Meeting of Shareholders); and

•	William S. Poole (nominated as a Class III director with a term to end at the 2011 Annual Meeting of Shareholders).

2.	Ratification of the Board of Directors’ adoption of the 2008 Equity Incentive Plan.

What are the Board’s recommendations?

The Board recommends a vote:

1.	For election of the nominated slate of Class III Directors.

2.	For the ratification of the Board of Directors’ adoption of the 2008 Equity Incentive Plan.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes, and with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

The two nominees for director receiving the greatest number of votes will be elected. Provided that a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the 2008 Equity Incentive.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

Broadridge Investor Communication Services will count the vote and will serve as the inspector of the election at the Annual Meeting.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling the Company at (813) 864-2554 or by sending a written request addressed to the Company, Attention: Secretary, 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Accentia Biopharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each shareholder vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the annual meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors presently consists of seven members and is divided into three classes (designated “Class I,” “Class II,” and “Class III”), with the number of directors in each class being as nearly equal in number as possible. Our Board of Directors was first divided into three classes in October 2005 at the time of our initial public offering. Our Articles of Incorporation and Bylaws provide that the directors in each respective class will serve three-year terms expiring at the third annual meeting of shareholders after their elections or until their respective successors have been duly elected and qualified. The initial term of the Class I directors expired at our first annual shareholder meeting following our initial public offering (the 2006 Annual Meeting), the initial term of the Class II directors expired at the 2007 Annual Meeting, and the initial term of the Class III directors is scheduled to expire at our 2008 Annual Meeting. Accordingly, at the Annual Meeting, two Class III directors are required to be elected. Our Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated Steven R. Arikian and William S. Poole to stand for re-election as Class III directors.

The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the persons designated as proxies will vote for any nominee who is designated by our current Board of Directors to fill the vacancy.

Both nominees for director named above currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2011 annual meeting of shareholders. The remaining five directors will continue to serve as members of the Board for the terms described below. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), meaning that the nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the nominees named above unless a shareholder specifies otherwise.

The following is biographical information and the age (as of the Record Date) for each person nominated and each person whose term of office will continue after the Annual Meeting:

NOMINEES FOR DIRECTORS

Class III Directors (term to expire at the 2011 annual meeting of shareholders)

Steven R. Arikian, M.D., age 50, has served as a director of our company in April 2002. Since November 2004, Dr. Arikian has served as President and Chief Operating Officer of Product Development and Market Services. In February 2005, his title was changed to President and Chief Operating Officer, Biopharmaceutical Products and Services. From January 2003 to November 2004, he was President of Pre-Market Services and Operations and from April 2002 to January 2003, he was President of Pre-Market Services. Since 1997, Dr. Arikian has served as the Chairman, Chief Executive Officer, and founder of our Analytica subsidiary. Since 2003, Dr. Arikian has served as a director, and since 2004 has served as Chief Executive Officer, President, and Chairman, of Biovest International, Inc., our majority owned, publicly held subsidiary. Dr. Arikian began providing pharmaceutical clients with Clinical and Outcomes Research services in 1988. He served as President of The Center for Health Outcomes and Economics at Bristol Myers Squibb from May 1995 to July 1997, where he supervised a staff of over 50 professionals responsible for development of global health outcomes research. He has designed and implemented research projects in the United States, Canada, Latin America and Europe. Dr. Arikian holds a faculty appointment at the Columbia University Mailman School of Public Health. He has also held faculty appointments at the University of Toronto and the University of Kentucky. He is widely published in the peer-reviewed literature and has been a frequent speaker at industry and trade group sponsored meetings on topics including Formulary Management, Pharmaceutical Pricing, Multi-National Health Economic Studies, and Pharmacoepidemiology. Dr. Arikian is a graduate of Fordham University with a degree in Biology and is also a graduate of the University of Catania (Italy) Medical School.

William S. Poole, age 61, has served as a director of our company in June 2007. He has extensive experience in the biopharmaceutical and medical device industries for over thirty years. From 1972 to early 1996, Mr. Poole worked for Lederle Laboratories, a Division of American Cyanamid Company. During his 24-year career at Cyanamid, Mr. Poole held positions of increasing responsibility and held the position of World-Wide Division President of the Medical Device Division when Wyeth acquired Cyanamid in 1995. He later served as President, North American Pharmaceuticals, of Novo Nordisk Pharmaceuticals, and also as President of Biovail Pharmaceuticals. In both of these companies, Mr. Poole was instrumental in growing revenue, building a solid management team and improving profitability. As President of these firms, Mr. Poole had total profit and loss responsibility and directly oversaw vice presidents in charge of manufacturing, research & development, sales, legal, marketing, finance, regulatory and human resources functions. In recent years, Mr. Poole has acted as a private consultant.

DIRECTORS CONTINUING IN OFFICE

Class I Directors (terms to expire at the 2009 annual meeting of shareholders)

David M. Schubert, age 41, has served as a director since October 2005. Mr. Schubert is currently the Chief Business Officer of Accelerator Corporation, a venture capital-backed biotechnology investment company located in Seattle, Washington. Prior to joining Accelerator in 2005, Mr. Schubert served as President and founder of Cellexsys, Inc., a privately held biotechnology company that he founded in January 2001 that was acquired by Chromos Molecular Systems in July 2004. Following the sale of Cellexsys, Mr. Schubert has worked as an independent consultant providing advisory services to biotechnology companies. Prior to founding Cellexsys, Mr. Schubert worked for Targeted Genetics Corporation, a publicly held developer of gene-based treatments, as Senior Director, Strategic Initiatives from April 2000 to December 2000 and as Senior Director, Communications and Strategic Relations from November 1997 through March 2000. Mr. Schubert’s prior work experience also includes serving as a Senior Market Manager- Immunotherapy for Baxter Healthcare Corporation. Mr. Schubert is a graduate of Eastern Nazarene College with Bachelor’s degrees in Biology and Psychology, Utah State University with a Master’s degree in Biology, and The Pennsylvania State University with an MBA.

Alan M. Pearce, age 59, has served as a director and our Chief Financial Officer since August 2004. Prior to serving as our Chief Financial Officer, Mr. Pearce served as Senior Vice President, Financial Services for McKesson Corporation, a large publicly traded healthcare company, from April 1999 to March 2004. Mr. Pearce also currently serves on the advisory board The Hopkins Capital Group. He also previously served as a director and a member of the finance committee of XL Insurance. From September 2002 to September 2005, Mr. Pearce served as a director of BioDelivery Sciences International, Inc. Mr. Pearce is a graduate of Georgia Tech, where he earned a B.S. degree in Industrial Management, and the University of Texas, where he earned an MBA degree in finance.

Edmund C. King, age 72, has served as a director of our company since October 27, 2006. Mr. King was a partner in Ernst & Young, an international accounting and consulting firm. While at Ernst & Young, Mr. King was that firm’s southern California senior healthcare partner and prior to that directed the southern California healthcare practice for Arthur Young & Company, one of the predecessor firms of Ernst & Young. During his 30 years with Ernst & Young, Mr. King counseled clients in structuring acquisitions and divestitures; advised on the development of strategic plans; directed the preparation of feasibility studies; assisted with operational and financial restructuring; directed and supervised audits of client financial statements; and provided expert witness testimony and technical SEC consultation. Commencing in 1999, Mr. King became a financial consultant to SmartGate, L.C. Mr. King has served as Chief Financial Officer and Director of Invisa, Inc. since November 2000 and Chief Financial Officer and Director of FlashPoint International, Inc. since October 2001. From January 1992, Mr. King has been a general partner of Trouver, an investment banking and financial consulting partnership. Mr. King is also a member of the Board of Directors of LTC Properties, Inc., NYSE listed real estate investment trust. Mr. King is a graduate of Brigham Young University having served on the National Advisory Council of that school’s Marriott School of Management, and has completed a Harvard University management course sponsored by Ernst & Young. Mr. King also has served as Chairman of the MPMA’s Long-Term Care Committee (Los Angeles Chapter) and is a past member of the National Association of Corporate Directors. He also holds a CPA certificate in the state of California.

Class II Directors (term to expire at the 2010 annual meeting of shareholders)

John P. Dubinsky, age 64, has served as a director of our company since October 2005. Mr. Dubinsky currently serves as President and Chief Executive Officer of Westmoreland Associates, LLC, a financial consulting firm that he founded in 1999. Prior to that, he served as the Chairman and Chief Executive Officer of Mercantile Bank, the lead bank of Mercantile Bancorporation, a publicly held banking corporation, from 1997 to September 1999, when Mercantile merged with Firstar Bank (now U.S. Bank). Mr. Dubinsky is currently President Emeritus-Midwest of U.S. Bank, one of the largest banks in the Midwestern U.S. He is also the CEO of Cortex, a not-for-profit partnership which is working to develop a biotechnology research district in St. Louis and whose sponsors include three major St. Louis research universities. From 1986 to 1997, Mr. Dubinsky was President and CEO of Mark Twain Bancshares, Inc., a publicly held banking corporation. Mr. Dubinsky currently serves as a director of Insituform Technologies, Inc., a publicly held provider of proprietary technologies and services for rehabilitating underground piping systems, and Stifel Financial Corporation, a publicly held financial services company, where he is a member of the audit and compensation committees. He also serves as director and trustee of various non-profit organizations, including serving as a trustee of Washington University in St. Louis, a director of BJC Health System, and a director of Barnes-Jewish Hospital. Mr. Dubinsky holds a Bachelor’s degree in political science and an MBA from Washington University.

Dr. Francis E. O’Donnell, Jr., M.D., age 58, has served as our Chairman of the Board since the Company’s founding in March 2002 and has served as our Chief Executive Officer since September 2003. Dr. O’Donnell also served as our President from September 2003 through November 2004. Since 1995, Dr. O’Donnell has served as manager of The Hopkins Capital Group, LLC, a biotechnology business development and investment company. Since May 2002, Dr. O’Donnell has also served as the Chairman of the Board of BioDelivery Sciences International, Inc., a publicly traded drug delivery technology company, and since June 2003, he has served as a director (and as Co Vice-Chairman since 2004) of Biovest International, Inc., our majority owned, publicly held subsidiary. He is co-founder and a director of RetinaPharma Technologies, Inc., a privately held biotechnology company developing novel pharmaceuticals and related products for the prevention, treatment, rescue, and recovery of ophthalmic and other neurodegenerative and neurovascular disease. He is the former Professor and Chairman, Department of Ophthalmology, St. Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and has been awarded 34 U.S. patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International and is a Trustee for St. Louis University and The Health Careers Foundation. Dr. O’Donnell is a graduate of the Johns Hopkins School of Medicine, where he received his specialty training at the Wilmer Ophthalmological Institute.

Required Vote

The two directors receiving the greatest number of votes will be elected to serve as Class III directors

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STEVEN R. ARIKIAN, M.D. AND WILLIAM S. POOLE BE ELECTED AS CLASS III DIRECTORS

PROPOSAL 2—APPROVAL OF 2008 EQUITY INCENTIVE PLAN

Background

The Company’s 2008 Equity Incentive Plan has been approved by the Company’s Board of Directors. The purposes of our Incentive Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

We may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to our officers and key employees, and those of our subsidiaries. In addition, the Incentive Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our Incentive Plan. No options, restricted stock or other awards under the Incentive Plan have been made or committed to be made as of the date of this proxy statement.

The following is a summary of the material provisions of our Incentive Plan and is qualified in its entirety by reference to the complete text of our Incentive Plan, a copy of which has been filed as an exhibit to our annual report on Form 10-K for the fiscal year ended September 30, 3007.

Stock Subject to the 2008 Equity Incentive Plan

We have reserved a maximum of 3,000,000 shares of our authorized common stock for issuance upon the exercise of awards to be granted pursuant to our Incentive Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

In the event of any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, asset acquisition, consolidation, issuance of rights or other similar transactions, the number of shares of our common stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our Incentive Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.

Administration. The Plan is administered by a committee appointed by our Board or by the full Board itself. Subject to the discretion of the Board, the committee will consist of two or more persons who are “non- employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” as defined under Section 162(m) of the Internal Revenue Code and related Treasury regulations. Currently, the Plan is administered by our Compensation Committee. Subject to the limitations set forth in the Plan, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise, and, subject to some restrictions, to specify other terms of stock awards. To the extent permitted by applicable law and subject to other certain limitations set forth in the Plan, the administrator may delegate its powers and duties under the Plan to authorized persons.

Eligibility. The Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and for the granting of nonstatutory stock options. In addition, the Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. The persons to whom grants are made under the Plan will be selected from time to time by the administrator of the Plan from among our employees, officers, directors, consultants and advisors.

Option Grants to Directors. The Plan also provides for automatic annual option grants to our employee and non-employee directors. Each employee and each non-employee director will receive, on the day following the annual meeting of shareholders each year, a nonqualified (for employee directors the options will be qualified) stock option to purchase 30,000 shares of our Common Stock, plus 7,500 shares for each board committee upon which the director sits, plus 7,500 shares for each board committee upon which the director serves as chairperson.

Options granted to our directors under the Plan will have an exercise price equal to the fair market value of a share of our Common Stock on the option grant date.

Exercise Price. The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the fair market value of the common stock on the date of the grant or, with respect to optionees who own at least 10% of our outstanding common stock, 110% of fair market value. Currently, our Common Stock trades on the NASDAQ Global Market (“NASDAQ”). Consequently, the fair market value of our Common Stock for purposes of the Plan is the closing sales price for the stock as quoted by the NASDAQ on the date of grant. Options granted to our directors under the Plan will have an exercise price equal to the fair market value of a share of our Common Stock on the option grant date.

Transfer/Termination. Options granted under the Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and to certain related individuals or trusts with the consent of the administrator. Except in the instance of retirement, disability or death, incentive stock options must be exercised within 90 days after the optionee’s termination of employment for any reason other than retirement, disability or death. Except in the instance of retirement, disability or death options granted to non-employee directors must be exercised within 90 days of the date they cease to be a director. Other options must be exercised within the time periods prescribed in the applicable award agreement as determined by the administrator. In the event of death, disability or retirement with a minimum of three (3) years of service, the retiree has reached the age of 55 and the aggregate of age and years of service equal at least 60, the granted options will continue to vest and be exercisable for their term.

Vesting. Nonqualified stock options granted to directors under the Plan are not vested and cannot be exercised prior to the first anniversary of the date of grant, and thereafter shall vest and may only be exercised with respect to one-third of the option shares on and after the first anniversary of the date of grant, with respect to two-thirds of the option shares on a cumulative basis on and after the second anniversary of the date of grant, and with respect to all of the option shares on a cumulative basis on and after the third anniversary of the date of grant. Notwithstanding the foregoing, such options shall terminate on the earlier of: ten years after the date of grant; or ninety (90) calendar days after the Director ceases to be a director of the Company for any reason, other than as a result of the Director’s death, disability or retirement. In the case the Director ceases to be a director of the Company as a result of death, retirement or disability, the nonqualified stock options granted to Directors under the Plan will terminate at the end of the exercise period as specified in the grant. In the instance of Retirement options granted to Directors will continue to vest during the remaining term of the options as specified in the grant. Retirement is discussed under the “Transfer/Termination” clause.

Stock Units. Under the Plan, the administrator may grant stock units, each of which will represent one hypothetical share of Common Stock, to our employees, directors, consultants and advisors, upon such terms as the administrator deems appropriate.

Under the provisions of the Plan authorizing stock units:

•	each stock unit represents the right of the grantee to receive a share of Common Stock or an amount of cash based on the value of a share of Common Stock, if and when certain conditions are met;

•	the administrator may grant stock units that are payable if specified performance goals or other conditions are met, or under other circumstances;

•	stock units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the administrator; and

•	payments with respect to stock units may be made in cash, common stock or any combination of the foregoing, as the administrator may determine.

Stock Appreciation Rights. Under the Plan, the administrator may grant stock appreciation rights, or SARs, to employees, directors, consultants and advisors separately or in tandem with any stock option.

Under the provisions of the Plan authorizing SARs:

•	SARs granted in tandem with an option, which we refer to as Tandem SARs, may be granted either at the time the option is granted or at any time thereafter while the option remains outstanding;

•

the administrator will establish the base amount of the SAR at the time the SAR is granted, which will be equal to the per share exercise price of the related option or, if there is no related option, an amount equal to or greater than the fair market value of a share of Common Stock as of the grant date of the SAR;

•

for Tandem SARs, the number of SARs granted to a grantee that are exercisable during a specified period may not exceed the number of shares of Common Stock that the grantee may purchase upon the exercise of the related option during such period, and upon the exercise of a stock option, the SARs relating to the Common Stock covered by such stock option will terminate;

•

an SAR will be exercisable during the period specified by the administrator in its respective grant instrument, and the administrator may accelerate the exercisability of any or all outstanding SARs at any time for any reason, subject to the requirements of Code Section 409A;

•

when a grantee exercises an SAR, the grantee will receive in settlement of such SAR an amount equal to the value of the stock appreciation for the number of SARs exercised, which is the amount by which the fair market value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR; and

•

the appreciation in an SAR may be paid in shares of Common Stock, cash or any combination of the foregoing, as determined by the administrator, and for purposes of calculating the number of shares of Common Stock to be received, shares of common stock will be valued at their fair market value on the date of exercise of the SAR.

Other Stock-Based Awards. Under the Plan, the administrator may grant other stock-based awards, which are awards based on or measured by Common Stock, to our employees, directors, consultants and advisors, on such terms as the administrator may determine.

Under the provisions of the Plan authorizing other stock-based awards:

•	other stock-based awards may be awarded subject to the achievement of performance goals or other conditions as the administrator may determine; and

•	other stock-based awards may be payable in cash, shares of common stock, or any combination of the foregoing, as determined by the administrator.

Dividend Equivalents on Awards. The administrator may determine that a participant to whom a stock-based award is granted shall be entitled to receive payment of the same amount of cash that such participant would have received as cash dividends if, on each record date during the performance or restriction period relating to such award, such participant had been the holder of record of a number of shares of Common Stock subject to the award. Any such payment may be made at the same time as a dividend is paid or may be deferred until such later date as is determined by the administrator in its sole discretion. Such cash payments are hereinafter called “dividend equivalents”. The administrator may determine that, in lieu of receiving all or any portion of any such dividend equivalent in cash, a participant shall receive an award of whole shares of Common Stock having a fair market value approximately equal to the portion of such dividend equivalent that was not paid in cash. Certificates for shares of Common Stock so awarded may be issued as of the payment date for the related cash dividend or may be deferred until a later date, and the shares of Common Stock covered thereby may be subject to the terms and conditions of the award to which it relates (including but not limited to the attainment of any performance goals) and the terms and conditions of the Plan, all as determined by the administrator in its sole discretion.

Change in Control. In the event of a change in control, any outstanding option that is not assumed or continued, or an equivalent option or right is not substituted therefor pursuant to the change in control transaction’s governing document, shall become fully vested and exercisable until ten days prior to the effective date of such change in control with payment up to five days of written notice of consent and shall expire upon the effective date of such change in control. The term “change in control” shall be deemed to have occurred if (1) any person is or becomes the beneficial owner, directly or indirectly, of an amount of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (2) our shareholders approve a plan of complete liquidation or dissolution or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by our shareholders following the completion of such transaction in substantially the same proportions as their ownership immediately prior to such sale.

Limitation on Statutory Stock Options. Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000, shall automatically be treated as nonstatutory stock options.

Amendment and Termination. The Plan may be amended, altered, suspended or terminated by our Board at any time, but no such amendment, alteration, suspension or termination may adversely affect the terms of any option previously granted without the consent of the affected optionee, and any amendment will be subject to shareholder approval to the extent required by applicable law, rules or regulations. Unless terminated sooner, the Plan will terminate automatically in 2015.

Stock Subject to the Plan. The maximum number of shares of Common Stock with respect to which plan awards may be granted under the Plan, as amended, is 3,000,000.

Federal Income Tax Consequences

We believe that under current law the following federal income tax consequences generally would arise with respect to awards under the Plan. Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences:

A recipient of an incentive stock option or an SAR will not recognize any taxable income upon the grant of the option. A recipient of an SAR will generally recognize ordinary income upon exercise of the SAR equal to the cash or the fair market value of the shares received. A recipient of an option that is an incentive stock option will not have taxable income at the time of exercise (although the alternative minimum income tax may apply).

Upon the disposition of shares acquired by exercise of an SAR, the SAR holder will generally be subject to short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

If the shares acquired upon exercise of the incentive stock option are sold or exchanged after the later of (a) one year from the date of exercise of the options and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will generally be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will have generally recognize ordinary income in the year of disposition equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the amount realized upon the disposition of the shares and the optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

Any options granted under the Plan to non-employee directors will be nonqualified stock options, which do not qualify as incentive stock options and will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time of the grant of a nonqualified stock option. However, upon the option’s exercise, the option holder will recognize ordinary income for federal income tax purposes measured by the excess of the fair market value of the shares on the exercise date over the exercise price. The income realized by an option holder who is also an employee will be subject to income and other employee withholding taxes.

The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed by us upon the grant of an option or an SAR. However, upon the exercise of a nonqualified stock option, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code. We generally can also claim a federal income tax deduction, to the extent the deduction is not otherwise disallowed under the Code, equal to the amount recognized as ordinary income by a plan participant in connection with the exercise of an incentive stock option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable holding periods prior to disposing of the shares.

Certain of the awards under the Plan may constitute “deferred compensation” within the meaning of Section 409A of the Code, a recently enacted provision governing “nonqualified deferred compensation plans.” Failure to comply with the requirements of the provisions of the Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

The foregoing provides only a general description of the application of federal income tax laws to certain awards anticipated to be made under the Plan. This discussion is intended for the general information of our shareholders and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This discussion does not address in any detail the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

As of the date hereof, subject to the ratification of the Plan by our shareholders, we have issued the following options under the Plan.

NEW PLAN BENEFITS

2008 Equity Incentive Plan

Name and Position	Dollar Value ($)	Number of Options(3)
Alan M. Pearce, Chief Financial Officer	739,750	275,000
Steven R. Arikian, M.D. President & COO of Biopharmaceuticals Products and Services	269,000	100,000
Samuel S. Duffey, Esq., General Counsel	739,750	275,000
Executive Group(1)(2)	2,219,250	825,000
Non-Executive Director Group	—	0
Non-Executive Officer Employee Group	2,084,750	775,000

(1)	Includes all executives named in the Summary Compensation Table.
(2)	Includes 175,000 options granted to James A. McNulty, Secretary.
(3)	Includes options to purchase our common stock at an exercise price of $2.69 per share granted on January 7, 2008. On Friday, January 25, 2008 the closing price of our common stock was $2.50. The options vest as follows: one-third vest on the date of grant, one-third vest on the first anniversary of the date of grant, and the remaining one-third vest on the second anniversary of the date of grant. The options expire upon the earlier of ten years from the date of grant or 90 days from the date the employment of the recipient is terminated.

Required Vote

Approval of our Incentive Plan will require the affirmative vote of the holders of a majority of the shares of the Company’s common stock represented in person or by proxy and entitled to vote at the Meeting. Assuming the presence of a quorum of more than 50% of the shares of our common stock, the failure to vote will have no effect on the outcome of the vote.

Interests of Directors of Officers

Our directors may grant awards under the Incentive Plan to themselves as well as our officers, in addition to granting awards to our other employees.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE 2008 EQUITY INCENTIVE PLAN

DIRECTORS AND EXECUTIVE OFFICERS

Board Meetings and Independence

During the fiscal year ended September 30, 2007 (“Fiscal 2007”), the Board of Directors of the Company held twelve meetings, consisting of four in-person meetings and eight telephonic meetings. In addition, the Board of Directors took action by written consent on twelve occasions. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). It is the Company’s current policy to strongly encourage directors to attend the Annual Meeting of Shareholders, but they are not required to attend. All of the Board members attended the 2007 Annual Meeting of Shareholders.

Our Board of Directors presently has seven members, and biographical information regarding these directors (two of whom are director nominees) is set forth above under the caption “PROPOSAL 1—ELECTION OF DIRECTORS.” The Board has determined that four of its members are “independent directors” as defined under the rules of the Nasdaq Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. These four “independent directors” are David M. Schubert, John P. Dubinsky, Edmund C. King, and William Poole. In making its determination of independence, the Governance and Nominating Committee and the Board of Directors considered questionnaires completed by each director and all ordinary course transactions between the Company and all entities with which the director is employed. With regard to Mr. Poole, who is a nominee for election under Proposal No 1, the Board considered the $47,850 in consulting fees paid to Mr. Poole in 2006 by the Company, which represents his only non-director compensation paid by the Company to Mr. Poole or any member of his family during the last three fiscal years. Additionally, the Board considered Mr. Poole’s relationship as a director of BioDelivery Sciences, Inc., which has relationships with the Company. Additionally, the Board determined that Francis E. O’Donnell, Jr., M.D., Alan M. Pearce and Steven R. Arikian, who is also a nominee for election under Proposal No 1, are not independent.

Board Committees

The Board of Directors has an Audit Committee, Compensation Committee, and a Governance and Nominating Committee. Messrs. Schubert, Dubinsky, and King are members of each of these committees, and Mr. Poole is a member of the Compensation Committee. The following is a summary description of the respective responsibilities of the Board’s standing committees:

Audit Committee. The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements, and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent registered public accounting firm. Each member of the audit committee is able to read and understand fundamental financial statements, including the Company’s balance sheets, income statements, and cash flows statements. The Audit Committee held eight meetings during Fiscal 2007. Mr. King serves as the chairman of the Audit Committee.

The Audit Committee performs the following functions, among others:

•	appointing and replacing our independent accountants;

•	reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants;

•	reviewing compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions; and

•	ensuring the integrity of our financial statements.

The Board of Directors has determined that Mr. King is the “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The Board of Directors has approved and adopted a written charter for the audit committee. A copy of this charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website.

Compensation Committee. The Compensation Committee is charged with overseeing the Company’s compensation policies, plans and programs. In September 18, 2007, Mr. Poole became the chairman of the Compensation Committee succeeding Mr. Schubert served as Chairman from our IPO until September 2007. The Compensation Committee held four meetings during Fiscal 2007. The Compensation Committee performs the following functions, among others, as set forth in its committee charter:

•	recommending and approving salaries, incentive compensation, and equity-based plans for our executive officers and managers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our chief executive officer’s performance in light of corporate objectives;

•	setting our chief executive officer’s compensation based on the achievement of corporate objectives;

•	developing plans for chief executive officer succession; and

•	preparing and issuing reports required under the committee charter.

A copy of the Compensation Committee’s charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website.

Governance and Nominating Committee. The Governance and Nominating Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board and to evaluate candidates to serve as directors of the Company. Mr. Dubinsky is the chairman of the Governance and Nominating Committee. The Governance and Nominating Committee held four meetings during Fiscal 2007. The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of the shareholders;

•	recommending members of the Board of Directors to serve on the various committees of the Board of Directors;

•	evaluating and ensuring the independence of each member of each committee of the Board of Directors;

•	recommending to the Board of Directors our corporate governance principles; and

•	recommending to the Board of Directors a code of conduct for the Company’s directors, officers and employees.

Although the committee has not formulated any specific minimum qualifications that the committee believes must be met by a director-nominee that the committee recommends to the Board, the factors it will take into account will, as set forth in the committee charter, include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Governance and Nominating Committee will consider recommendations for directorships submitted by shareholders. Any such director nominee recommendations should be sent together with appropriate biographical information concerning each proposed nominee. Recommendations by shareholders that are made in accordance with the procedures described in “Procedure for Submitting Shareholder Proposals” at the end of this document will receive the same consideration given to nominees of the Governance and Nominating Committee. A copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website.

Director Compensation

During Fiscal 2007, each non-employee director was entitled to an annual cash fee in the amount of $18,000. In accordance with our 2005 Equity Incentive Plan, our non-employee directors are entitled to receive a stock option grant equal to 20,000 shares of our common stock for serving on the Board, as well as 5,000 additional shares for each committee on which the director serves on the grant date and 5,000 additional shares for each committee chair that the director holds on the grant date. The grant of options to non-employee directors for Fiscal 2007 was made on February 28, 2007 following our annual shareholders’ meeting. The exercise price of the options granted on February 28, 2007 was set at the close of market on March 1, 2007, which was $3.62 per share except for non-employee directors who joined the Board subsequent to the 2006 annual shareholders’ meeting, who received their grants on the date of their appointment. The next option grant to non-employee directors and to employee directors will made under the 2008 Plan as discussed under Proposal No. 2 above immediately following the annual shareholders meeting which we anticipate to be February 28, 2008.

For Fiscal 2007, members of the Board of Directors who are also officers or employees of the Company received no compensation from the Company for serving as directors; however, commencing in Fiscal 2008, employee directors will also participate in option grants to directors under the 2008 Plan.

Report of Audit Committee

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section of the website. As described above, the Audit Committee is responsible for appointing and replacing our independent accountants; reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants; reviewing compliance with legal and regulatory requirements; evaluating our audit and internal control functions; and ensuring the integrity of our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles, and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, and the overall quality of our financial reporting. The Audit Committee held eight meetings during Fiscal 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended the selection of our independent auditors.

THE AUDIT COMMITTEE

Edmund C. King, Chairman
John P. Dubinsky
David M. Schubert
Todd D. Thomason (resigned 12/31/07)

January 28, 2008

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of the employees and directors of the Company and its subsidiaries. The text of the Code of Business Conduct and Ethics is posted on the website at www.accentia.net in the “Investor Relations section of our website”.

Communications with the Board of Directors

Shareholders may communicate with the full Board of Directors or individual directors by submitting such communications in writing to Accentia Biopharmaceuticals, Inc., Attention: Board of Directors (or the individual director(s)), 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

Executive Officers

Set forth below is a table identifying our executive officers:

NAME	POSITION
Francis E. O’Donnell, Jr., M.D	Chairman of the Board of Directors, Chief Executive Officer

Steven R. Arikian, M.D	President and Chief Operating Officer, Biopharmaceutical Products and Services

Alan M. Pearce	Chief Financial Officer

Samuel S. Duffey, Esq	General Counsel

Biographical information for each of these executive officers is set forth above under the caption “PROPOSAL 1—ELECTION OF DIRECTORS,” except for Samuel S. Duffey, whose biographical information and age (as of the record date) is as follows:

Samuel S. Duffey, age 62, has served as a director and our General Counsel since April 2003. Prior to that, Mr. Duffey practiced business law with Duffey and Dolan P.A. beginning in 1992. From February 2000 to September 2003, Mr. Duffey served as the non-executive chairman and as a member of the Board of Directors of Invisia, Inc., a small publicly held safety company, and from October 2001 to May 2004, Mr. Duffey also served as the non-executive chairman and as a member of the Board of Directors of FlashPoint International, Inc., a publicly held automotive parts company which is currently named Navitrak International Corporation. Mr. Duffey received his B.A. and J.D. degrees from Drake University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% shareholder of the Company must file a Form 4 reporting the acquisition or disposition of Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% shareholder. To the Company’s knowledge, based solely on a review of the copies of these reports furnished to it and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during its fiscal year ended September 30, 2007. Notwithstanding, the foregoing, Messrs. Pearce, Schubert and Dubinsky have filed a Form 5 including information previously required to be filed in a Form 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 16, 2008 with respect to, (i) each of the Company’s directors and director nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of January 16, 2008 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 43,180,576 shares of the Company’s common stock were issued and outstanding as of January 16, 2008.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent
5% Stockholders
The Hopkins Capital Group, LLC(1)	4,385,992	10.416%
709 The Hamptons Lane
St. Louis, MO 63017
Timothy D. Ryll(2)	4,163,926	9.64%
3608 N. Magnolia, #1N
Chicago, IL 60613
Pharmaceutical Product Development, Inc.(3)	4,270,323	9.89%
3151 South 17th Street
Wilmington, NC 28412

Named Executive Officers and Directors
Francis E. O’Donnell, Jr., M.D.(4)	7,851,136	18.18%
Steven R. Arikian, M.D.(5)	1,078,890	2.50%
Samuel S. Duffey, Esq.(6)	526,100	1.22%
Alan M. Pearce(7)	1,093,143	2.53%
David M. Schubert(8)	36,667	*
John P. Dubinsky(9)	188,394	*
Todd D. Thomason(10)	20,000	*
Edmund King(11)	23,333	*
William S. Poole (12)	6,666	*
Executive Officers and Directors as Group (9 persons)	10,824,329	25.07%

*	Less than 1.0%
(1)	Voting and investment power over the shares held by The Hopkins Capital Group, LLC (“Hopkins”) is exercised by its manager, Dr. Francis E. O’Donnell, Jr., our Chairman and Chief Executive Officer.
(2)	Includes:
(a)	3,617,660 shares of common stock held by MOAB Investments, LP (“MOAB”) and 428,573 shares of our common stock held by MOAB-II Investments, LP (“MOAB-II” and, together with MOAB, the “MOAB Entities”) and
(b)	117,693 shares of common stock held by Timothy D. Ryll, as the Trustee of three different trusts (the “Timothy Ryll Trusts”). Mr. Timothy Ryll is the sole shareholder and sole director of MOAB Management Company, Inc., which is the sole general partner of each of the MOAB Entities. Mr. Timothy Ryll is the trustee of the Timothy Ryll Trusts. Mr. Timothy Ryll is the son of Dr. Dennis Ryll, one of our former directors. Dr. Dennis Ryll, a limited partner in each of the MOAB Entities, exercises no voting or investment power over any of our shares held by the MOAB Entities or the Timothy Ryll Trusts. Mr. Timothy Ryll exercises voting and investment power over the MOAB Entities and over the Timothy Ryll Trusts.
(3)	Pharmaceutical Product Development International Holdings, Inc., or PPD International, is a wholly owned subsidiary of Pharmaceutical Product Development, Inc. (“PPD”), a publicly held corporation. PPD exercises voting and investment control over PPD International.

(4)	Includes:
(a)	4,385,992 shares of common stock held by Hopkins Capital Groups, LLC, 412,892 shares of common stock and 2,175,000 warrants held by The Hopkins Capital Group II, LLC (“Hopkins II”) and 875,000 shares of common stock held by Hopkins Capital Partners, Inc. and
(b)	2,252 shares of common stock issuable pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of January 16, 2008.

Dr. O’Donnell holds voting and investment power over shares held by each of Hopkins and Hopkins II as its manager.

(5)	Includes 128, 346 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of January 16, 2008.
(6)	Consists of 526,100 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of January 16, 2008.
(7)	Includes:
(a)	95,003 shares of common stock held by The Pearce Family Limited Partnership;
(b)	380,622 shares of common stock issuable pursuant to options held by Mr. Pearce that are currently exercisable or that are exercisable within 60 days of January 16, 2008; and
(c)	380,011 shares of common stock held jointly by Mr. Pearce and his wife.

As a general partner of The Pearce Family Limited Partnership, Mr. Pearce exercises voting and investment power over The Pearce Family Limited Partnership.

(8)	Consists of 36,667 shares of common stock issuable pursuant to options held by Mr. Schubert that are currently exercisable or that are exercisable within 60 days of January 16, 2008.
(9)	Includes 45,000 shares of common stock issuable pursuant to options held by Mr. Dubinsky that are currently exercisable or that are exercisable within 60 days of January 16, 2008.
(10)	Consists of 20,000 shares of common stock issuable pursuant to options held by Mr. Thomason that are currently exercisable or that are exercisable within 60 days of January 16, 2008. Effective December 31, 2007, Mr. Thomason resigned from the Company’s Board of Directors and all Board committees.
(11)	Consists of 23,333 shares of common stock issuable pursuant to options held by Mr. King that are currently exercisable or that are exercisable within 60 days of January 16, 2008.
(12)	Consists of 6,666 shares of common stock issuable pursuant to options held by Mr. Poole that are currently exercisable or that are exercisable within 60 days of January 16, 2008.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Overview. This Compensation Discussion and Analysis is intended to describe the material factors underlying the compensation policies and decisions of the Company with regard to compensation paid to our executive officers in Fiscal 2007. The Compensation Committee oversees the Company’s executive compensation in accordance with its Charter and recommends to the Board of Directors compensation for the named executive officers. The Compensation Committee receives input and recommendations from the Company’s human relations department and when requested from our executive officers.

We use executive compensation as a tool to retain and motivate our executive officers. Each of our named executive officers became employees before our initial public offering (IPO) in October 2005. Additionally, each of our named executive officers entered into written employment agreements with the Company prior to the Company’s IPO. The term of these employment agreements expires in January 2010 except Dr. Arikian whose employment agreement terminates in October 2009. These written employment agreements create the foundation for the cash compensation paid to our named executive officers during Fiscal 2007.

Compensation paid to our named executive officers in Fiscal 2007 consisted of:

•	base salary;

•	cash bonuses;

•	long-term equity incentive in the form of stock options under the Company’s 2005 Stock Option Plan;

•	special benefits and perquisites and

•	change in control severance policy

Our compensation philosophy for our executive officers has been shaped by our position as a development stage company with three product candidates in, or entering, Phase III FDA clinical trials. Accordingly, our compensation decisions, and particularly our approach to allocating compensation between cash and non-cash elements of the compensation package, reflect our goal to preserve cash whenever possible. In Fiscal 2007 our compensation decisions for our executive officers emphasized option grants which we believe supports our goals with regard to both executive retention and motivation. In making our compensation decisions, we strive to be aware of the level of compensation which is paid to executive officers of various companies that we consider to be comparable to us in size and in the development of product candidates in FDA clinical trials. Our goal is for the compensation paid to our named executive officers to be at or below the fiftieth percentile of the companies that we have identified as being comparable companies.

Base Salaries. For our named executive officers, the base salaries are predicated upon by pre-existing employment agreements. During Fiscal 2007, we increased base salary compensation over the base salary for Fiscal 2006 for the following named executive officers: Mr. Pearce received an increase in base salary of $10,000 or 10%, Dr. Arikian received an increase in base salary of $39,909 or 10% and Mr. Duffey received an increase in base salary of $75,000 or 30%. Our decision to increase the base salary of Dr. Arikian was based on a contract provision in his employment agreement which provided for an automatic increase of 10% per annum in each contract year, which expires in October 2009. Our decision to increase the base salaries of Messrs. Pearce and Duffey was based on our decision to make their salary more competitive and to recognize the value of the overall services provided to the Company. During Fiscal 2007, we did not establish specific performance objectives for these executives and our decisions were based on their overall performances. Of particular note is our CEO’s employment agreement which since 2005 has fixed his base salary at one dollar per year. Notwithstanding this nominal salary, Dr. O’Donnell serves as our CEO on a full-time basis. Additionally, Dr. O’Donnell receives no salary from our subsidiaries. This nominal base salary reflects our CEO’s role as a founder and significant shareholder of the Company. We believe that the nominal base salary paid to our CEO in Fiscal 2007 underscores the aligned interest of our CEO and our shareholders.

Cash Bonuses and Incentives. In Fiscal 2007, Mr. Pearce was paid a $25,000 cash bonus which represents 10% of his base salary and Mr. Duffey was paid a cash bonus of $75,000 which represented 30% of his base salary. Our subsidiary, Biovest granted Dr. Arikian a $50,000 cash bonus, which represents 10% of his base salary, which at the end of Fiscal 2007 was accrued but unpaid. Our decision to pay cash bonuses in Fiscal 2007 was based on our assessment of the executives’ base salaries and our general assessment of the executives’ performance. Because we did not establish specific performance objectives for our executives in Fiscal 2007, our assessment was based on their overall performance.

Option Grants. Consistent with our philosophy to preserve cash while providing an overall compensation package intended to retain and motivate our named executive officers, in Fiscal 2007 we granted our named executive officers 678,593 options under our 2005 Stock Option Plan. Each option granted to our named executive officers in Fiscal 2007 had an exercise price that was equal to 110% of the closing market price for our common stock on the date of the option grant. We set the exercise price at the 110% of the closing market price instead of 100%, to provide additional incentive for these named executives. Our decision to grant these options was based substantially on the following factors: the base salary of each executive, the recommendation of our CEO and our desire to retain and motivate each of the named executive officers. The same criteria were used as the basis for our decision to grant options in Fiscal 2007 to the other individuals discussed in the following Tables.

Perquisites. Consistent with our philosophy to preserve cash, we have sought to limit perquisites. Perquisites paid to our named executive officers are discussed as footnotes to the following Summary Compensation Table. Our policy for paying medical and dental insurance is to pay 75% of the insurance premium. Our policy for paying life insurance, long-term and short-term disability insurances and accidental death and dismemberment insurance is to pay 100% of the insurance premiums. Our policy with regard to unused vacation for our executive group is any vacation is to pay at the base salary rate for vacation not used in the prior fiscal year.

Change in Control Severance Policy. Each of our named executive officers entered into written employment agreements with the Company prior to the Company’s IPO. The following executive officers have change in control severance provisions in their employment agreements: The employment agreements of Dr. Steven Arikian and Martin G. Baum, each define a change in control of the Company as an event of “Good Reason” for voluntary termination by those named executives, and provide for severance payments equal to 24 months base salary, payable in 24 monthly installments, in the event of such termination as a result of a change in control. The change of control provision in these employment agreements were negotiated as part of their employment agreements which were in place prior to the Company’s IPO in 2005. Mr. Baum’s employment relationship was terminated October 28, 2006 resulting in the change in control severance provision being inapplicable.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed the Compensation Committee Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and the proxy statement.

THE COMPENSATION COMMITTEE

William S. Poole, Chairman David M. Schubert Edmund C. King John P. Dubinsky

January 28, 2008

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)		Bonus ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Francis E. O’Donnell, Jr., M.D. Chief Executive Officer	2007	$—	(1)	$—	$—	$13,357	(5)	$13,358

Alan M. Pearce Chief Financial Officer	2007	260,077		25,000	663,940	50,112	(6)	999,129

Samuel S. Duffey, Esq. General Counsel	2007	304,913		75,000	937,730	38,864	(7)	1,356,507

Steven R. Arikian, M.D, President and Chief Operating Officer, Biopharmaceutical Products and Services	2007	493,694		50,000	297,200	46,862	(8)	887,756

Carl M. Cohen, Ph.D. Chief Operating Officer, Biovest(2)	2007	283,448		—	—	8,378		291,826

James A. McNulty, C.P.A. Chief Financial Officer, Biovest(3)	2007	159,520		—	404,247	25,460	(9)	589,227

Martin G. Baum President and Chief Operating Officer, Specialty Pharmaceuticals(4)	2007	41,351		—	—	474,272	(10)	515,623

(1)	Pursuant to his employment agreement, Dr. O’Donnell was paid one dollar in Fiscal 2007.
(2)	Dr. Cohen position with our subsidiary Biovest was terminated on August 12, 2007. As a result of his termination, Dr. Cohen is entitled to severance compensation equal to his base salary for a period of six months following his date of termination. Under the terms of his separation agreement his options will continue to vest and payment of his COBRA insurance will be continued to be paid by Biovest until February 2008.
(3)	Effective, December 31, 2007, Mr. McNulty resigned as CFO of our subsidiary Biovest.
(4)	Mr. Baum’s employment terminated on October 28, 2006.
(5)	In Fiscal 2007, Dr. O’Donnell was paid $13,357 in other compensation which consisted entirely of payments related to medical, dental and life insurance and long and short term disability.
(6)	In Fiscal 2007, Mr. Pearce was paid $50,112 in other compensation which consisted of payments: $10,548 related to medical, dental and life insurance and long and short term disability; $6,000 related to auto allowances; and $33,654 related to unused vacation payout.
(7)	In Fiscal 2007, Mr. Duffey was paid $38,864 in other compensation which consisted of payments: $4,731 related to medical, dental and life insurance and long and short term disability; $6,000 related to auto allowances; and $28,133 related to unused vacation payout.
(8)	In Fiscal 2007, Dr. Arikian was paid $20,334 in other compensation which consisted of payments: $10,406 related to medical, dental and life insurance and long and short term disability; $26,528 related to auto related expenses; and $9,929 related to 401k matching contributions.
(9)	In Fiscal 2007, Mr. McNulty was paid $25,460 in other compensation which consisted of payments: $6,000 related to auto allowances; and $17,654 related to unused vacation payout; and $1,806 related to 401k matching contributions.
(10)	In Fiscal 2007, Mr. Baum was paid $474,272 in other compensation which consisted of payments: $454,858 related to severance compensation; $12,813 related to medical, dental and life insurance and long and short term disability; and $6,600 related to 401k matching contributions.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Francis E. O’Donnell, Jr. M.D., Chief Executive Officer	—	—			—		—

Alan M. Pearce, Chief Financial Officer	12/15/2006 12/20/2006	37,425 250,000		$ $	3.70 3.56	$ $	75,540 590,400

Samuel S. Duffey, Esq., General Counsel	12/15/2006	391,168			$3.70		$937,730

Steven R. Arikian, M.D., President and Chief Operating Officer, Biopharmaceutical Products and Services	2/14/2007	1,000,000	(1)		$0.62		$297,200

Carl M. Cohen, Chief Operating Officer, Biovest (2)	—	—			—		—

James A. McNulty, C.P.A., Chief Financial Officer, Biovest(3)	12/15/2006 12/20/2006	25,449 150,000		$ $	3.70 3.56	$ $	50,007 354,240

Martin G. Baum, President and Chief Operating Officer, Specialty Pharmaceuticals(4)	—	—			—		—

(1)	Represents options to purchase shares of common stock of our subsidiary, Biovest.
(2)	Dr. Cohen position with our subsidiary Biovest was terminated on August 12, 2007. Under the terms of his separation agreement his options will continue to vest until February 2008, at which point the 111,113 unvested shares listed in the table above will become vested. His agreement also specifies that he may exercise any vested shares through April 2008.
(3)	Effective, December 31, 2007, Mr. McNulty resigned as CFO of our subsidiary Biovest.
(4)	Martin G. Baum resigned October 28, 2006.

Employment Agreements with Executives

Francis E. O’Donnell, Jr., M.D. On January 1, 2005, we entered into an employment agreement with Dr. O’Donnell, our Chairman, President and Chief Executive Officer. This agreement has an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Dr. O’Donnell is entitled to a base salary of one dollar per year. The agreement provides that, if we terminate Dr. O’Donnell’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or he terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits, and all his options shall continue to vest for the 12-month period following the date of termination. Dr. O’Donnell will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Alan M. Pearce. On January 1, 2005, we entered into an employment agreement with Alan M. Pearce, our Chief Financial Officer. This agreement has an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Mr. Pearce is entitled to an initial base salary of $260,000 per year. The agreement provides that Mr. Pearce is eligible to receive an annual performance bonus with a target of 50% of his annual base salary. The agreement provides that, if we terminate Mr. Pearce’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or Mr. Pearce terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits, and all his options shall continue to vest for the 12-month period following the date of termination. Mr. Pearce will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Steven R. Arikian, M.D. On October 19, 2004, we entered into an amended employment agreement with Dr. Steven R. Arikian, our President and Chief Operating Officer, Biopharmaceutical Products and Services. This agreement was further amended on February 10, 2005. The amended agreement expires in October 2009. Under the terms of the agreement, Dr. Arikian is entitled to a base salary of $426,825 per year, subject to a minimum 10% increase each year, and the agreement specifies that his salary shall not be less than the salary of our President and Chief Operating Officer, Specialty Pharmaceuticals. The agreement provides that, if we terminate Dr. Arikian’s employment without cause or if he terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary and eligible for health insurance benefits for the two-year period following the date of termination. Dr. Arikian will be deemed to have terminated his employment for good reason if he terminates because of a reduction in base salary, a demotion or change in duties or responsibilities, a breach of his employment agreement by the company that is not cured within 10 days of written notice, or a disposition of substantially all of the business or assets of our Analytica subsidiary. If we terminate Dr. Arikian’s employment for cause or he terminates his own employment without good reason, he will be entitled to receive his base salary for 6 months after termination. If we create an executive operating position senior to, or on par with, Dr. Arikian’s position (other than President and Chief Operating Officer, Specialty Pharmaceuticals), and if Dr. Arikian terminates his employment within 30 days of the creation of such position, then Dr. Arikian will be entitled to severance of 15 months base salary paid in 15 equal monthly installments. The agreement provides that, during Dr. Arikian’s employment, he may not solicit our customers and will not engage in or own any business that is competitive with the business of our Analytica subsidiary.

Samuel S. Duffey, Esq. On January 1, 2005, we entered into an employment agreement with Samuel S. Duffey, Esq., our General Counsel. This agreement extends for an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Mr. Duffey is entitled to a base salary of $350,000 per year and the agreement provides that Mr. Duffey is eligible to receive an annual performance bonus with a target of 50% of his annual base salary. The agreement provides that, if we terminate Mr. Duffey’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or if Mr. Duffey terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits for 12 months after the termination, and all his options shall continue to vest for the 12-month period following the date of termination. Mr. Duffey will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Francis E. O’Donnell, Jr. M.D., Chief Executive Officer	20,000	(1)	—		0.50	3/13/2014
	20,000	(1)	—		0.50	3/10/2015
	60,000	(1)	—		1.13	10/19/2016
Alan M. Pearce, Chief Financial Officer	56,572		28,284		7.59	2/9/2016
	83,350		166,650		3.56	12/20/2016
	37,425		—		3.70	12/15/2016
Samuel S. Duffey, Esq., Chief General Counsel	118,765		—		2.11	11/7/2013
	27,447		13,721		7.59	2/9/2016
	157,834		233,334		3.70	12/15/2016
	500,000	(2)	—		0.50	11/11/2013
	333,330	(2)	166,670	(2)	0.72	2/10/2016
Steven R. Arikian, M.D., President and Chief Operating Officer, Biopharmaceutical Products and Services	95,015		—		2.11	11/7/2013
	75,000	(1)	—		1.13	10/19/2016
	333,330	(2)	166,670		0.72	02/10/2016
	333,333	(2)	666,667		0.62	02/14/2017
	25,000	(1)	—		0.50	03/10/2015
	200,000	(2)	—		0.50	10/19/2014
	25,000	(1)	—		0.50	03/13/2014
	400,000	(2)	—		0.50	01/02/2014
Carl M. Cohen, Ph.D. Chief Operating Officer, Biovest (3)	35,629		—		3.16	11/19/2014
	222,220	(2)	111,113	(2)	0.72	02/10/2016
James A. McNulty, C.P.A., Chief Financial Officer, Biovest(4)	118,765		—		2.11	11/7/2013
	16,967		8,482		7.59	2/9/2016
	25,449		—		3.70	12/15/2016
	50,011		99,989		3.56	12/20/2016
	500,000	(2)	—		0.50	11/11/2013
	333,330	(2)	166,670	(2)	0.72	2/10/2016
Martin G. Baum, President and Chief Operating Officer, Specialty Pharmaceuticals(4)	—		—		—	—

(1)	Options granted by our subsidiary, Biovest as consideration for serving on the Biovest Board of Directors.
(2)	Represents options to purchase shares of common stock of our Biovest subsidiary.
(3)	Dr. Cohen position with our subsidiary Biovest was terminated on August 12, 2007. Under the terms of his separation agreement his options will continue to vest until February 2008, at which point the 111,113 unvested shares listed in the table above will become vested. His agreement also specifies that he may exercise any vested shares through April 2008.
(4)	Effective, December 31, 2007, Mr. McNulty resigned as CFO of our subsidiary Biovest.
(5)	Martin G. Baum resigned October 28, 2006.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Francis E. O’Donnell, Jr. M.D., Chief Executive Officer	—	—	—	—

Alan M. Pearce, Chief Financial Officer	—	—	—	—

Samuel S. Duffey, Esq., Chief Legal Counsel	—	—	—	—

Steven R. Arikian, M.D., President and Chief Operating Officer, Biopharmaceutical Products and Services	—	—	—	—

Carl M. Cohen, Chief Operating Officer, Biovest(1)	—	—	—	—

James A. McNulty, C.P.A., Chief Financial Officer, Biovest(2)	—	—	—	—

Martin G. Baum, President and Chief Operating Officer, Specialty Pharmaceuticals(3)	329,460	$763,487	—	—

(1)	Dr. Cohen position with our subsidiary Biovest was terminated on August 12, 2007. Under the terms of his separation agreement his options will continue to vest until February 2008, at which point the 111,113 unvested shares listed in the table above will become vested. His agreement also specifies that he may exercise any vested shares through April 2008.
(2)	Effective, December 31, 2007, Mr. McNulty resigned as CFO of our subsidiary Biovest.
(3)	Martin G. Baum resigned October 28, 2006.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Francis E. O’Donnell, Jr. M.D., Chief Executive Officer	—	—	—	—

Alan M. Pearce, Chief Financial Officer	—	—	—	—

Samuel S. Duffey, Esq., Chief Legal Counsel	—	—	—	—

Steven R. Arikian, M.D., President and Chief Operating Officer, Biopharmaceutical Products and Services	—	—	—	—

Carl M. Cohen, Chief Operating Officer, Biovest(1)	—	—	—	—

James A. McNulty, C.P.A., Chief Financial Officer, Biovest(2)	—	—	—	—

Martin G. Baum, President and Chief Operating Officer, Specialty Pharmaceuticals(3)	—	—	—	—

(1)	Dr. Cohen position with our subsidiary Biovest was terminated on August 12, 2007. Under the terms of his separation agreement his options will continue to vest until February 2008, at which point the 111,113 unvested shares listed in the table above will become vested. His agreement also specifies that he may exercise any vested shares through April 2008.
(2)	Effective, December 31, 2007, Mr. McNulty resigned as CFO of our subsidiary Biovest.
(3)	Martin G. Baum resigned October 28, 2006.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Francis E. O’Donnell, Jr. M.D., Chief Executive Officer	—	—	—	—	—

Alan M. Pearce, Chief Financial Officer	—	—	—	—	—

Samuel S. Duffey, Esq., Chief Legal Counsel	—	—	—	—	—

Steven R. Arikian, M.D., President and Chief Operating Officer, Biopharmaceutical Products and Services	—	—	—	—	—

Carl M. Cohen, Chief Operating Officer, Biovest(1)	—	—	—	—	—

James A. McNulty, C.P.A., Chief Financial Officer, Biovest(2)	—	—	—	—	—

Martin G. Baum, President and Chief Operating Officer, Specialty Pharmaceuticals(3)	—	—	—	—	—

(1)	Dr. Cohen position with our subsidiary Biovest was terminated on August 12, 2007. Under the terms of his separation agreement his options will continue to vest until February 2008, at which point the 111,113 unvested shares listed in the table above will become vested. His agreement also specifies that he may exercise any vested shares through April 2008.
(2)	Effective, December 31, 2007, Mr. McNulty resigned as CFO of our subsidiary Biovest.
(3)	Martin G. Baum resigned October 28, 2006.

DIRECTOR COMPENSATION

Name	Fees Earned ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Francis E. O’Donnell, Jr. M.D., Chief Executive Officer	—		—	—	—	—	—	—

Alan M. Pearce, Chief Financial Officer	—		—	—	—	—	—	—

Steven R. Arikian, M.D., President and Chief Operating Officer, Biopharmaceutical Products and Services	—		—	—	—	—	—	—

David M. Schubert	18,000	(1)	—	83,656	—	—	—	101,656

Edmund C. King	18,000	(1)	—	83,650	—	—	—	101,650

William S. Poole	4,500	(1)	—	33,417	—	—	—	37,917

Todd D. Thomason(2)	18,000	(1)	—	71,700	—	—	—	89,700

John P. Dubinsky	18,000\	(1)	—	94,113	—	—	—	112,113

(1)	Of the fees earned as reflected in this table, $4,500 each remained accrued but unpaid as of September 30, 2007.
(2)	Effective December 31, 2007, Mr. Thomason resigned from the Company’s Board of Directors and all of its committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Poole, Dubinsky, Schubert, and King. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The consolidated financial statements as of and for the years ended September 30, 2007, 2006, and 2005 have been audited by Aidman, Piser & Company, independent registered certified public accounting firm. We expect that representatives of Aidman, Piser & Company will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

Audit and Related Fees

The Company engaged Aidman, Piser & Company to perform the audit of the September 30, 2007 and 2006 financial statements and the preparation of the 2006 and 2007 income tax returns.

Audit Fees. The aggregate audit fees billed by Aidman, Piser & Company for the fiscal years ended September 30, 2007 and 2006 were $571,000 and $480,000, respectively. Audit fees consist of fees billed for professional services rendered for the audits of the Company’s (including the Company’s 76% owned subsidiary, Biovest International, Inc.) consolidated financial statements, review of the interim condensed consolidated financial statements, and other professional services rendered in connection with the Company’s registration statements and services that are normally provided by Aidman, Piser & Company in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. The aggregate fees billed by Aidman, Piser & Company for assurance and related services related to the performance of the audit or review of the Company’s consolidated financial statements and not described above under “Audit Fees” were $38,500 and $24,000 in the fiscal years ended September 30 2007 and 2006, respectively. During these two fiscal years, the Company’s audit-related services principally included audit services of the Company’s 401(k) plan financial statements.

Tax Fees. During Fiscal 2007, Aidman, Piser & Company billed $60,000 to the Company for preparing the Company’s 2006 tax returns. The Company has engaged Aidman, Piser & Company to prepare its 2007 tax returns with expected fees for such services of approximately $63,000.

All Other Fees. There were no fees billed by Aidman, Piser & Company during Fiscal 2007 or Fiscal 2006 for professional services other than the services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

The Audit Committee does not believe the provision of non-audit services by the independent accountant impairs the ability of such accountant to maintain independence with regard to the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All such services and fees provided in Fiscal 2007 were pre-approved by the Audit Committee.

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

All notices of proposals by shareholders, whether or not be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Any such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the books of the Company, of the shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have included in the Company’s proxy statement and presented at the 2009 annual meeting of shareholders (which is expected to be held on or about February 28, 2009) will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than May 27, 2008 (120 calendar days prior to the anniversary of the mailing date of this Proxy Statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of shareholder proposals for the 2009 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these shareholder proposals for the 2009 annual meeting, the Company’s bylaws provide certain requirements for advance notification by shareholders of business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a shareholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not less than 120 days prior to the date of the meeting. These requirements are separate from and in addition to requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2008 Annual Meeting. If any other matters properly come before the annual meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ FRANCIS E. O’DONNELL, JR.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

January 28, 2008

324 SOUTH HYDE PARK AVENUE SUITE 350 TAMPA, FL 33606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Accentia Biopharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Accentia Biopharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ACCBI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCENTIA BIOPHARMACEUTICALS, INC.
Vote On Directors
1	Election of two directors, with the following as the Board’s nominees: Nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	(1)	Steven R. Arikian (nominated as a Class III director with a term to end at the 2011 Annual Meeting of Shareholders); and	☐	☐	☐
	(2)	William S. Poole (nominated as a Class III director with a term to end at the 2011 Annual Meeting of Shareholders)
Vote on Proposal						For	Against	Abstain
2	Proposal to ratify the Board of Directors’ adoption of the 2008 Equity Incentive Plan.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

ACCENTIA BIOPHARMACEUTICALS, INC.

Annual Meeting of Shareholders, February 28, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Accentia Biopharmaceuticals, Inc. hereby appoints Francis E. O’Donnell, Jr. and James A. McNulty, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and vote all shares of Accentia Biopharmaceuticals, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Accentia Biopharmaceuticals, Inc., and at any adjournments or postponements thereof, to be held on February 28, 2008, at 11:00 a.m. local time, at the corporate offices of Accentia Biopharmaceuticals, Inc., 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, as indicated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side.)